Exhibit 99.1

Copano Energy, L.L.C.	NEWS RELEASE

	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY ANNOUNCES $50 MILLION

PRIVATE PLACEMENT OF EQUITY

Significantly Expands Commodity Hedging Program

HOUSTON – December 30, 2005 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today the private placement of $50 million of common units at a price of $35.25 per unit with three institutional investors including a fund managed by Zimmer Lucas Capital.  Proceeds will be used to reduce outstanding indebtedness, including indebtedness recently incurred in connection with the expansion of Copano’s commodity hedging program.

During the week of December 19, Copano acquired a portfolio of natural gas and product-specific natural gas liquids puts and entered into swap agreements with respect to four natural gas liquid products.  The expanded program, in combination with Copano’s West Texas Intermediate (WTI) crude oil puts acquired in July 2005, was implemented as a cash flow hedge to protect the company from a substantial decline in commodity prices.  The program was executed with four investment grade counterparties in accordance with Copano’s Risk Management Policy.  As detailed in the attached exhibit, the Company purchased puts on natural gas through 2009 and purchased puts and entered into swaps for ethane, propane, iso-butane and normal butane through 2008.  The company paid approximately $38 million for the newly-acquired puts and used cash on hand and borrowings under its revolving credit facility to pay for them.

“These actions reflect Copano’s commitment to maintain a flexible balance sheet and to reduce exposure to commodity price volatility,” said John Eckel, Chairman and Chief Executive Officer of Copano Energy.  “Although we are pleased to have acquired these hedge positions, we regard them as part of an ongoing risk management program.”

Banc of America Securities LLC served as the sole placement agent for the private placement.  The sale of the common units being issued in the private placement will not be registered under the Securities Act of 1933, as amended, and these common units may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in Central and Eastern Oklahoma.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.

EXHIBIT A

Copano Energy, L.L.C.

Summary of the Commodity Hedge Portfolio as of December 29, 2005

(All hedges are settled monthly)

Purchased Centerpoint East Natural Gas Puts

	Put Strike	Put Volumes
	(Per MMBTU)	MMBTU/d
Calendar 2006	$9.90	7,750
Calendar 2007	$8.75	9,750
Calendar 2008	$7.75	5,000
Calendar 2009	$6.95	5,000

Purchased Purity Ethane Puts and entered into swaps as listed below:

	Put Strike	Put Volumes	Swap price	Swap Volumes
	(per gallon)	Barrels/d	(per gallon)	Barrels/d
Calendar 2006	$0.7125	568	$0.7315	568
Calendar 2007	$0.6365	599	$0.6525	599
Calendar 2008	$0.5700	607	$0.5650	607

Purchased TET Propane Puts and entered into swaps as listed below:

	Put Strike	Put Volumes	Swap price	Swap Volumes
	(per gallon)	Barrels/d	(per gallon)	Barrels/d
Calendar 2006	$0.9525	2,508	$1.0000	659
Calendar 2007	$0.8930	2,575	$0.9375	726
Calendar 2008	$0.8360	2,594	$0.8700	745

Purchased Non-TET Iso-Butane Puts and entered into swaps as listed below:

	Put Strike	Put Volumes	Swap price	Swap Volumes
	(per gallon)	Barrels/d	(per gallon)	Barrels/d
Calendar 2006	$1.1425	613	$1.2050	83
Calendar 2007	$1.0675	620	$1.1250	90
Calendar 2008	$0.9900	622	$1.0450	92

Purchased Non-TET Normal-Butane Puts and entered into swaps as listed below:

	Put Strike	Put Volumes	Swap price	Swap Volumes
	(per gallon)	Barrels/d	(per gallon)	Barrels/d
Calendar 2006	$1.1400	780	$1.2000	241
Calendar 2007	$1.0650	803	$1.1200	264
Calendar 2008	$0.9875	810	$1.0400	271

Purchased WTI Crude Oil Puts as listed below:(1)

	Put Strike	Put Volumes
	(per barrel)	Barrels/d
Calendar 2006	$48.00	2,000
Calendar 2007	$48.00	2,000

(1) WTI Crude Oil Puts were purchased in July 2005.  Volumes are based on a 30-day month.

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